EXHIBIT 99.1

Enterprise Products Partners L.P.
P.O. Box 4324
Houston, TX 77210
(713) 381-6500

Enterprise Executes $593 Million of Credit Facilities;
Issues $83 Million of Equity through Distribution Reinvestment Plan

Houston, Texas (November 18, 2008) – Enterprise Products Partners L.P. (NYSE: EPD) today announced that its operating partnership has executed two senior unsecured credit facilities that provide the partnership with approximately $593 million of incremental borrowing capacity.  The facilities are comprised of a $375 million revolving credit facility and a ¥20.7 billion Japanese yen, or $218 million USD, term loan.  These facilities are in addition to approximately $1.8 billion of senior unsecured revolving credit facilities available to Enterprise and its wholly-owned subsidiaries.

“Given the recent stresses in the financial markets, the general contraction of credit worldwide and limitations to the normal flow of capital globally, we believed it was prudent to provide our partnership with additional financial flexibility for the next year,” said Michael A. Creel, Enterprise president and chief executive officer.  “We are very pleased with the support from our credit providers in executing these facilities.  Since September, credit facilities such as these have generally only been available to BBB+/Baa1 and higher rated companies.”

The $375 million credit facility matures in November 2009 while the Japanese yen facility matures March 30, 2009.  The Japanese yen term loan, which funded on November 17, 2008, has a fixed funded cost of approximately 4.93 percent, including the cost of related foreign exchange currency swaps in effect for the funding and maturity.  The interest rate and foreign exchange costs associated with the Japanese yen facility are fixed.  The Royal Bank of Scotland was the lead arranger for the $375 million credit facility while Mizuho Corporate Bank, Ltd. was the sole lead arranger and lender for the Japanese yen term loan.

In addition, Enterprise sold approximately $83 million of newly issued common units through its distribution reinvestment plan with respect to the cash distribution paid on November 12, 2008.  This includes $67 million of distributions reinvested by affiliates of EPCO, Inc., the privately held company controlled by Enterprise’s chairman Dan L. Duncan, including $5 million reinvested by Enterprise GP Holdings L.P., which owns the general partner of Enterprise Products Partners.

Enterprise Products Partners L.P. is one of the largest publicly traded partnerships and a leading North American provider of midstream energy services to producers and consumers of natural gas, NGLs, crude oil and petrochemicals.  Enterprise transports natural gas, NGLs, crude oil and petrochemicals through more than 35,000 miles of onshore and offshore pipelines.  Services include natural gas transportation, gathering, processing and storage; NGL fractionation (or separation), transportation, storage, and import and export terminaling; crude oil transportation and offshore production platform services.  For more information on Enterprise Products Partners L.P., visit www.epplp.com.  Enterprise Products Partners L.P. is managed by its general partner, Enterprise Products GP, LLC, which is wholly owned by Enterprise GP Holdings L.P. (NYSE: EPE).  For more information on Enterprise GP Holdings L.P., visit www.enterprisegp.com.

This news release includes forward-looking statements. Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve certain risks and uncertainties, such as the partnership’s expectations regarding access to the capital markets.  These risks and uncertainties include, among other things, weather-related events, insufficient cash from operations, market conditions, governmental regulations and factors discussed in Enterprise Products Partners L.P.'s filings with the Securities and Exchange Commission. If any of these risks or uncertainties materializes, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those expected. The partnership disclaims any intention or obligation to update publicly or reverse such statements, whether as a result of new information, future events or otherwise.

Contacts:  Randy Burkhalter, Investor Relations (713) 381-6812 or (866) 230-0745
Rick Rainey, Media Relations (713) 381-3635

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